Exhibit 99.1

Hirsch International Corp. Completes Acquisition by Paul Gallagher

HAUPPAUGE, NY – October 29, 2009, Hirsch International Corp. (“Hirsch”) (NASDAQ: HRSH, http://www.hirschinternational.com) announced today the completion of its acquisition by Paul Gallagher, its President, Chief Executive Officer and Chief Operating Officer, and certain of his related parties in a going-private transaction.

Under the terms of the merger agreement for the going-private transaction, which was approved by Hirsch’s stockholders at a special meeting held on October 20, 2009, Hirsch stockholders (other than Mr. Gallagher, certain of his related parties, and stockholders that properly exercised their dissenter’ rights under Delaware law), are entitled to receive $0.31 in cash, without interest and less any applicable withholding taxes, for each share of common stock they owned immediately prior to the effective time of the merger. Hirsch expects that its Class A Common Stock will cease trading on the Nasdaq Capital Market at the close of trading today and will also be delisted from such market.

Stockholders of record will receive a letter of transmittal and instructions on how to surrender their shares of Hirsch common stock in exchange for the merger consideration. Stockholders of record should wait to receive the letter of transmittal before surrendering their shares.

About Hirsch International Corp.

Hirsch is a leading provider of equipment and education and support services to the graphic and decorated apparel industry. Hirsch exclusively represents the decorated apparel industry’s leading brands including Tajima embroidery equipment, MHM screen printing equipment, SEIT textile bridge lasers, Pulse Microsystems digitizing and design software and now Kornit and Mimaki digital garment printers. Hirsch’s customer groups include a wide range of contract manufacturers that outsource their embellishment requirements; manufacturers who use embroidery, screenprinting, laser etching or digital printing to embellish their apparel and fashion accessories; promotional products, uniform, and sportswear companies; retail stores; and graphic and decorated apparel entrepreneurs servicing the athletic apparel, corporate logo-wear, and advertising specialties markets. Hirsch was founded in 1968 and is headquartered in Hauppauge, N.Y.

Contact:

Hirsch International Corp.:

Dan Vasquez

Corporate Controller and Secretary

631-701-2112

Dvasquez@hirschintl.com